As filed with the Securities and Exchange Commission on March 8, 2021

Registration No. 333-205851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genesis Healthcare, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3934755
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

101 East State Street
Kennett Square, Pennsylvania 19348

(610) 444-6350

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Michael S. Sherman

Senior Vice President, General Counsel, Secretary and Assistant Treasurer
101 East State Street
Kennett Square, Pennsylvania 19348

(610) 444-6350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Brian V. Breheny
Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005
(202) 371-7000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on July 24, 2015, and amended on August 18, 2015, by Genesis Healthcare, Inc., a Delaware corporation (“Genesis” or the “Registrant”):

●	Registration Statement on Form S-3, File No. 333-205851, and Amendment No. 1 to the same, registering (a) (i) Class A common stock, (ii) preferred stock, (iii) warrants to purchase preferred stock, common stock, or other securities, and (iv) depositary shares representing an interest in preferred stock, the aggregate offering price of all such securities sold to not exceed $100,000,000, and (b) the resale by certain selling stockholders of up to an aggregate of $300,000,000 of Class A common stock.

Effective as of March 8, 2021, in connection with that certain investment agreement, dated March 2, 2021, by and among Genesis, FC-GEN Operations Investment, LLC, and ReGen Healthcare, LLC (the “Investment Agreement”), Genesis is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Genesis hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement as of the date hereof.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), Genesis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kennett Square, State of Pennsylvania, on March 8, 2021.

GENESIS HEALTHCARE, INC.

By:	/s/ Michael Berg
Name:	Michael Berg
Title:	Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.